May 21, 2020 Securities and Exchange Commission 100 F Street, NE Washington, D.C. 20549 Commissioners: We have read Item 4.01 included in the Form 8-K of Heska Corporation filed with the Securities and Exchange Commission regarding its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01. Very truly yours, PLANTE & MORAN, PLLC